Exhibit 99.1

SAND HILL IT SECURITY ACQUISITION CORP.

ANNOUNCES ST. BERNARD SOFTWARE NAMES

VINCENT ROSSI PRESIDENT AND

CHIEF OPERATING OFFICER

MENLO PARK, Calif., July 20, 2006 /PRNewswire-FirstCall/ -- Sand Hill IT Security Acquisition Corp. (Sand Hill) (OTC Bulletin Board: SHQC.ob) today announced that on July 19, 2006 St. Bernard Software, Inc. (St. Bernard), a global provider of security solutions, named Vincent Rossi as President and Chief Operating Officer (COO) effective on the date of the completion of the business combination between Sand Hill and St. Bernard. In this role, Mr. Rossi will assume responsibility for all business operations and provide leadership on strategic, technology, and sales and marketing initiatives.

“We are pleased to welcome Vince to St. Bernard’s management team. He is coming from a very senior role at McAfee, one of the leading companies in the Internet security industry,” said Humphrey Polanen, Chairman and CEO of Sand Hill. “Vince brings exemplary professional credentials, security industry expertise and executive leadership. We are confident that he will make outstanding contributions as President/COO and add to St. Bernard’s success.”

Mr. Rossi has a broad background in IT security including senior business and technology management positions at McAfee and Entercept Security Technologies. Since 2003 Mr. Rossi was the Senior Vice President of Product Management and Marketing for McAfee, Inc. where he developed an industry leading small and medium-sized business (SMB) and enterprise product portfolio strategy. Under his leadership, McAfee implemented this strategy and delivered 25% growth and generated more than $500 million in bookings in 2005. Prior to McAfee, Mr. Rossi was co-founder and Executive Vice President of Entercept Security Technologies. In this key executive leadership role at Entercept, Rossi defined and implemented product strategy, developed strategic business relationships and was a primary driver in the successful acquisition of the company.

“This is an exciting, high growth opportunity. I look forward to joining St. Bernard at the close of the business combination,” said Vince Rossi. “With the capital from the business combination and as a public company, St. Bernard will be able to aggressively execute its strategy to acquire additional companies and extend St. Bernard’s leadership in the SMB market.”

John Jones, CEO of St. Bernard said, “Vince adds tremendous strength to St. Bernard’s executive management team. His years of experience as a successful IT security professional and leader will help greatly expand our market footprint.”

Sand Hill has filed a registration statement on Form S-4 and the proxy statement/prospectus with the SEC in connection with the proposed merger. Stockholders of Sand Hill and St. Bernard Software are urged to read the registration statement and the joint proxy statement/prospectus filed with the SEC because it contains important information. Copies of these documents may be obtained free of charge from the SEC's website at http://www.sec.gov or at Sand Hill's web site at www.sandhillsecurity.com.

About Sand Hill IT Security Acquisition Corp.

Headquartered in Menlo Park, California, Sand Hill IT Security Acquisition Corp. is a public targeted acquisition corporation focused exclusively on IT security. Sand Hill consummated its initial public offering on July 30, 2004, through the sale of 4,100,000 units at $6.00 per unit. Each unit was comprised of one share of Sand Hill common stock and two warrants to purchase one share each of Sand Hill common stock. The net proceeds of the offering of approximately $22.1 million are held in a trust account with American Stock Transfer & Trust Company until consummation of a business combination with an operating business in the IT security industry. For more information, visit the Sand Hill web site at www.sandhillsecurity.com.

About St. Bernard Software

St. Bernard Software is a global provider of security solutions, including Internet and email filtering appliances, patch management and data backup. Deployed across millions of computers worldwide, the company's award-

winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, California and an international office in the United Kingdom, St. Bernard Software sells and supports its products directly and through partners, distributors and OEM worldwide. For more information, visit the St. Bernard Software web site at www.stbernard.com.

Investor Information

Sand Hill stockholders are urged to read the joint proxy statement/ prospectus filed, and any other relevant materials filed by Sand Hill, because they contain, or will contain, important information about Sand Hill, St. Bernard Software and the proposed merger. These materials and other relevant materials (when they become available) and any other documents filed by Sand Hill with the SEC, may be obtained for free at the SEC's website at www.sec.gov. Investors may obtain free copies of these documents by directing a request to Sand Hill IT Security Acquisition Corp., 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, CA 94025.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Sand Hill or St. Bernard Software and does not constitute an offer of any securities of Sand Hill for sale. Any solicitation of proxies will be made only by the joint proxy statement/prospectus that has been mailed to all stockholders of Sand Hill. Investors and security holders of Sand Hill are urged to read the joint proxy statement/prospectus because it contains important information about Sand Hill and St. Bernard Software.

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Media Contact

Patricia Block

Block Consulting

(650) 344-6691

pblock@blockconsulting.net

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